Exhibit 99.1

Texas Industries, Inc. Prices $250 Million of Senior Notes

DALLAS, June 29 /PRNewswire-FirstCall/ -- Texas Industries, Inc. (NYSE: TXI) announced today the pricing of its previously announced offering of $250 million of senior notes due 2013 (“Notes”) at 7-1/4%.

TXI intends to use the net proceeds from the Notes offering, together with a cash dividend from its wholly-owned steel operations and existing cash to repurchase $600 million in existing senior notes due 2011.

The Notes have not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy such Notes in any jurisdiction in which such an offer or sale would be unlawful.

TXI is the largest producer of cement in Texas and a major cement producer in California. TXI is also a major supplier of construction aggregates, ready-mix concrete and concrete products.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the Company’s business, construction activity in the Company’s markets, abnormal periods of inclement weather, changes in costs of raw materials, fuel and energy, the impact of environmental laws and other regulations which are more fully described in the Company’s Annual Report on SEC Form 10-K.

SOURCE  Texas Industries, Inc.
          -0-                                                            06/29/2005
          /CONTACT:  Kenneth R. Allen, Vice President and Treasurer of Texas Industries, Inc., +1-972-647-6730, or fax, +1-972-647-3964, or investor@txi.com /
          /Web site:  http://www.txi.com /